UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 2, 2012

ICEWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27865	13-2640971
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22900 Shaw Road, Suite 111, Sterling, Virginia		20170
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code 571-287-2380

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 2, 2012 IceWEB, Inc.'s Board of Directors appointed Nicholas Carosi III to the Company’s Board of Directors.

Biographical information for Mr. Carosi follows:

Nicholas Carosi III has served as President and CEO of Arban & Carosi Inc., one of the largest manufacturers of architectural precast concrete serving the Mid-Atlantic area, since 1990. He currently serves as a Board Member of INOVA Health Systems, with which he has been associated for over 20 years. He began his career with the Arban & Carosi Inc. in 1969, and was instrumental in overseeing its growth into the preeminent manufacturers of architectural precast concrete in North America . Mr. Carosi is a former Board Member, and President of the Prince William County Chamber of Commerce, has served on the Advisory Board of Sovran Bank, was a member of the Board of Piedmont Federal Savings and Loan, and also served on the Board of Potomac Hospital. During that time he has served as a Board Member, Chairman of the Finance Committee, Chairman of the Governance Committee, Chairman of the Investment Committee, and is currently the Vice Chair of the Board. He is also currently on the Board of Marymount University of Arlington, Virginia, and Bellarmine University of Louisville, Kentucky, his alma mater.

In addition, Mr. Carosi was instrumental in bringing what is now known as the Potomac Nationals to Prince William County, Virginia, having served as their Treasurer for four years. He is also a former partner of TSI Windows of Maryland.

On May 2, 2012 IceWEB, Inc. issued a press release announcing the appointment of Mr. Carosi to its Board of Directors. A copy of the press release, which is incorporated herein by reference, is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1 Press release dated May 2, 2012 regarding appointment of Mr. Nicholas Carosi III to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICEWEB, INC.

Date: May 9, 2012	By:	/s/ John R. Signorello
John R. Signorello,
Chief Executive Officer